Exhibit 99.1

Contacts:
Peter Garcia	Jody Cain
PDL BioPharma, Inc.	LHA Investor Relations
775-832-8500	310-691-7100
Peter.Garcia@pdl.com	jcain@lhai.com

PDL BioPharma Reports 2018 Fourth Quarter and Full Year Financial Results

INCLINE VILLAGE, Nev. (March 14, 2019) – PDL BioPharma, Inc. (“PDL” or “the Company”) (NASDAQ: PDLI) reports financial results for the three and 12 months ended December 31, 2018:

Financial Highlights

•	Total revenues of $45.1 million for the 2018 fourth quarter and $198.1 million for the full year.

•
GAAP net income of $16.3 million or $0.11 per diluted share for the 2018 fourth quarter and a GAAP net loss of $68.9 million or $0.47 per share for the full year. The full year loss was a result of a non-cash accounting charge related to the impairment of an intangible asset from Noden Pharma DAC, due to the expected launch of a generic version of aliskiren in the United States.

•
Non-GAAP net income attributable to PDL’s shareholders of $15.1 million and $56.7 million for the 2018 fourth quarter and full year, respectively. A reconciliation of GAAP to non-GAAP financial results can be found in Table 3 at the end of this news release.

•	Cash and cash equivalents of $394.6 million as of December 31, 2018.

•	Repurchased 8.7 million shares of common stock in the open market during the fourth quarter of 2018 at an average price of $2.94 per share, or $25.5 million.

“We are pursuing a strategy of acquiring pharmaceutical products and companies to secure assets with good growth prospects,” said Dominique Monnet, president and CEO of PDL. “Our focus is on commercial-stage assets with multi-year sales growth potential, or pharmaceutical products in late-stage clinical development. Our strong, liquid balance sheet allows for the quick deployment of funds to secure transactions that meet our stringent investment parameters. Our goal is to build growing and profitable revenue streams from a balanced portfolio of operating company cash flow and, when appropriate, capture further market value through optimally timed exit strategies.

“The commercial launch of an authorized generic of Tekturna® now underway in the U.S., gives us and our partner Prasco laboratories a first-to-market competitive advantage,” he added. “With the expectation of a generic entry, we do not expect to pay any additional milestone payments to Novartis, and eliminated our remaining contingent liability of $19.2 million related to future milestones, which is reflected in our fourth quarter financial results.”

“We are reporting progress in the $100 million share repurchase program we announced in late September 2018, which we believe reflects a balanced approach to capital allocation and an appropriate means of creating shareholder value,” said Peter Garcia, vice president and CFO of PDL. “Since initiating this current program, we have repurchased a total of 19.4 million shares at a cost of $61.0 million.”

Revenue Highlights

•	Total revenues of $45.1 million for the fourth quarter of 2018 included:

◦
Product revenue of $26.0 million, which consisted of $18.8 million from sales of Tekturna® and Tekturna HCT® in the U.S. and Rasilez® and Rasilez HCT® in the rest of the world (collectively, the Noden Products), and $7.2 million of product revenue from the LENSAR® Laser System.

▪	Product revenue from the Noden Products for the fourth quarter of 2018 was $9.8 million in the U.S. and $9.0 million in the rest of the world.

◦	Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $19.1 million, primarily related to the Assertio royalty asset.

•	Total revenues for the fourth quarter of 2018 of $45.1 million, compared with $68.0 million for the fourth quarter of 2017.

◦	Product revenue of $26.0 million for the fourth quarter of 2018, compared with $32.6 million for the prior-year period. The decrease is primarily due to lower Noden unit sales in the U.S.

◦
PDL recognized $19.1 million in revenue from royalty rights - change in fair value in the fourth quarter of 2018, compared with $30.1 million in the prior-year period. The decrease is mainly due to higher royalties in 2017 as a result of the launch of the authorized generic for Glumetza® in February 2017 sold by a subsidiary of Bausch Health Companies Inc. (“Bausch,” formerly known as Valeant Pharmaceuticals International, Inc.).

▪
PDL received $20.9 million in net cash royalties from its royalty rights in the fourth quarter of 2018, compared with $32.8 million in the fourth quarter of 2017. The decrease is mainly due to a one-time settlement payment in 2017 from Bausch related to the royalty audit of Glumetza.

◦
Royalties from PDL’s licensees to the Queen et al. patents were less than $0.1 million in the fourth quarter of 2018, compared with $4.5 million for the fourth quarter of 2017 as product supply of Tysabri® manufactured prior to patent expiry in the U.S. has been extinguished and ex-U.S. product supplies are depleted.

◦
Interest revenue was less than $0.1 million in the fourth quarter of 2018, a decrease from $0.8 million in the prior-year period due to CareView not making its interest payment on their note receivable in the fourth quarter of 2018.

•	Total revenues for 2018 were $198.1 million, compared with $320.1 million for 2017.

◦
Product revenue was $105.4 million in 2018, a 25% increase from $84.1 million for 2017. Product revenue for 2018 consisted of $80.7 million from sales of the Noden Products and $24.7 million from sales and leasing of the LENSAR® Laser System. Product revenue for 2017 consisted of $69.0 million from sales of the Noden Products and $15.1 million from sales and leasing of the LENSAR® Laser System. PDL recognized $85.3 million in revenue from royalty rights - change in fair value in 2018, compared with $162.3 million in 2017.

▪	PDL received $78.0 million in net cash royalties from its royalty rights in 2018, compared with $107.3 million in 2017.

◦	Royalties from PDL’s licensees to the Queen et al. patents were $4.5 million in 2018, compared with $36.4 million in 2017.

◦
Interest revenue from note receivable investment in 2018 of $2.3 million was comprised entirely of interest from the CareView note receivable. Interest revenue decreased by $15.4 million from 2017 due to the sale of the kaléo, Inc. note receivable in September 2017 and a missed CareView interest payment in 2018.

◦
License and other revenue of $0.5 million in 2018 decreased by $18.9 million from 2017 primarily due to a $19.5 million payment received from Merck in 2017 as part of the previously announced patent-infringement settlement related to Keytruda®.

Operating Expense Highlights

•
Operating expenses for the fourth quarter of 2018 were $11.6 million, a $26.6 million decrease from $38.2 million for the fourth quarter of 2017. The decrease was a result of the elimination of the $19.2 million contingent liability related to changes in the probabilities in the generic entry milestones, a $6.5 million aggregate decrease in the Noden Products and LENSAR cost of sales, lower intangible asset amortization expense due to the second quarter 2018 impairment of the intangible assets related to the Noden Products, lower general and administrative expenses primarily due to a decrease in compensation costs, as well as lower sales and marketing expenses related to the change in marketing strategy of the Noden Products from a direct sales force model to a more cost-efficient non-personal promotion program, partially offset by an $8.2 million impairment loss on our notes receivables from CareView.

•
Operating expenses for 2018 were $248.7 million, a $122.4 million increase from $126.3 million for 2017. The increase was primarily a result of the impairment of the Noden intangible asset of $152.3 million, additional cost of product revenues of the Noden Products of $16.6 million and LENSAR of $1.4 million, respectively, the $8.2 million impairment loss on our notes receivable from CareView, partially offset by the decrease in the contingent liability of $41.6 million. Increased cost of product revenue for the Noden Products reflects both increased revenue from the Noden Products and the recognition in 2018 of costs of product revenue for ex-U.S. revenue. Additionally, PDL did not begin to recognize revenue from LENSAR until May 2017, which is the primary reason for the increase in LENSAR cost of revenue from 2017 to 2018.

Stock Repurchase Programs

•
In November 2018, PDL began repurchasing shares of its common stock pursuant to the $100.0 million share repurchase program. Through December 31, 2018, the Company repurchased 8.7 million shares for an aggregate purchase price of $25.5 million, or an average cost of $2.94 per share, including trading commission.

•	From January 1, 2019 to March 13, 2019, the Company repurchased 10.7 million shares of its common stock at an average cost of $3.32 per share, for a total of $35.5 million.

•	Since initiating its first stock repurchase program in March 2017, the Company has used $116.0 million to repurchase a total of 41.5 million shares of its common stock.

Other Financial Highlights

•	PDL had cash and cash equivalents of $394.6 million as of December 31, 2018, compared with cash, cash equivalents and short-term investments of $532.1 million as of December 31, 2017.

•
The reduction in cash and cash equivalents was primarily a result of retiring the remaining $126.4 million of principal from PDL’s 4.0% Convertible Senior Notes due February 2018, plus $2.6 million of accrued interest, common stock repurchases of $49.1 million and the $20.0 million purchase of Assertio’s remaining interest in royalty and milestone payments payable on sales of type 2 diabetes products licensed by Assertio, partially offset by the proceeds from royalty rights of $78.0 million.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results and provide a business update at 4:30 p.m. Eastern time today. Slides to accompany the conference call will be available in the Investor Relations section of www.pdl.com.

To access the live conference call via phone, please dial 844-535-4071 from the U.S. and Canada or 706-679-2458 internationally. The conference ID is 5577359. A telephone replay will be available beginning approximately one hour after the call through one week following the call and may be accessed by dialing 855-859-2056 from the U.S. and Canada or 404-537-3406 internationally. The replay passcode is 5577359.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of www.pdl.com and select “Events & Presentations.”

About PDL BioPharma, Inc.

PDL BioPharma seeks to provide a significant return for its stockholders by acquiring commercial stage pharmaceutical assets with multiple year revenue growth potential as well as late clinical stage pharmaceutical products.  For more information please visit www.pdl.com

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein. Noden, Noden Pharma, Tekturna, Tekturna HCT, Rasilez and Rasilez HCT and associated logos are trademarks or registered trademarks of, and are proprietary to, Noden Pharma DAC, which reserves all right therein. LENSAR, LENSAR Cataract Laser with Augmented Reality, Streamline and Intelliaxis and associated logos are trademarks or registered trademarks of, and are proprietary to, LENSAR, Inc., which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2018 and subsequent filings, including risks relating to our ability to realize the anticipated benefits of an authorized generic of Tekturna and the potential for other generic competition for Tekturna; and potential price erosion for Tekturna, whether due to competing products or governmental pricing pressures. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues
Royalties from Queen et al. patents	$2	$4,531	$4,536	$36,415
Royalty rights - change in fair value	19,139	30,103	85,256	162,327
Interest revenue	83	776	2,337	17,744
Product revenue, net	25,976	32,646	105,448	84,123
License and other	(81)	(20)	533	19,451
Total revenues	45,119	68,036	198,110	320,060

Operating Expenses
Cost of product revenue (excluding amortization and impairment of intangible assets)	11,444	17,905	48,460	30,537
Amortization of intangible assets	1,577	6,251	15,831	24,689
General and administrative expenses	6,019	9,788	45,420	45,641
Sales and marketing	2,772	6,489	17,139	17,683
Research and development	806	729	2,955	7,381
Impairment of intangible assets	—	—	152,330	—
Asset impairment loss	8,200	—	8,200	—
Change in fair value of anniversary payment and contingent consideration	(19,198)	(3,000)	(41,631)	349
Total operating expenses	11,620	38,162	248,704	126,280
Operating income (loss)	33,499	29,874	(50,594)	193,780

Non-operating expense, net
Interest and other income, net	1,958	933	6,065	1,659
Interest expense	(2,895)	(5,139)	(12,157)	(20,221)
Gain on bargain purchase	—	5,314	—	9,309
Gain on investments	—	—	764	—
Total non-operating expense, net	(937)	1,108	(5,328)	(9,253)

Income (loss) before income taxes	32,562	30,982	(55,922)	184,527
Income tax expense	16,283	8,646	12,937	73,826
Net income (loss)	16,279	22,336	(68,859)	110,701
Less: Net loss attributable to noncontrolling interests	—	—	—	(47)
Net income (loss) attributable to PDL’s shareholders	$16,279	$22,336	$(68,859)	$110,748

Net income (loss) per share
Basic	$0.12	$0.15	$(0.47)	$0.71
Diluted	$0.11	$0.15	$(0.47)	$0.71

Shares used to compute income per basic share	141,247	151,217	145,669	155,394
Shares used to compute income per diluted share	142,608	152,592	145,669	156,257

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31,	December 31,
	2018	2017
Cash, cash equivalents and short-term investments	$394,590	$532,114
Total notes receivable	$63,813	$70,737
Total royalty rights - at fair value	$376,510	$349,223
Total assets	$963,736	$1,243,123
Total convertible notes payable	$124,644	$243,481
Total stockholders’ equity	$729,779	$845,890

TABLE 3
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME (LOSS)
(Unaudited)
(In thousands)

A reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
GAAP net income (loss) attributed to PDL’s stockholders as reported	$16,279	$22,336	$(68,859)	$110,748
Adjustments to Non-GAAP net income (loss) (as detailed below)	(1,208)	2,445	125,559	(10,040)
Non-GAAP net income attributed to PDL’s stockholders	$15,071	$24,781	$56,700	$100,708

An itemized reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
GAAP net income (loss) attributed to PDL’s stockholders as reported	$16,279	$22,336	$(68,859)	$110,748
Adjustments:
Mark-to-market adjustment to fair value assets	1,781	(2,746)	(7,287)	(55,074)
Non-cash interest revenues	(83)	(101)	(312)	(924)
Non-cash stock-based compensation expense	(56)	124	4,758	3,138
Non-cash debt offering costs	1,864	2,843	7,609	11,038
Mark-to-market adjustment on warrants held	81	20	(33)	49
Impairment of intangible assets	—	—	152,330	—
Amortization of intangible assets	1,577	6,251	15,831	24,689
Mark-to-market adjustment of anniversary payment and contingent consideration	(19,198)	(3,000)	(41,631)	349
Valuation allowance on deferred tax assets	11,384	—	11,226	—
Income tax effect related to above items	1,442	(946)	(16,932)	6,695
Total adjustments	(1,208)	2,445	125,559	(10,040)
Non-GAAP net income	$15,071	$24,781	$56,700	$100,708

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing an additional measure which may be considered a “non-GAAP” financial measure under applicable rules of the Securities and Exchange Commission. We believe that the disclosure of this non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. This non-GAAP financial measures is not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and is not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income (loss) adjusted to exclude (1) mark-to-market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to-market adjustments related to warrants held, (6) impairment of intangible assets, (7) amortization of intangible assets, (8) mark-to-market adjustment related to acquisition-related contingent considerations, and to adjust (9) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income (loss). Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

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